UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

_______________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)  August 6, 2004

SUNAIR ELECTRONICS, INC.

(Exact name of registrant as specified in its charter)

Florida	1-04334	59-0780772
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

3005 Southwest Third Avenue

Fort Lauderdale, Florida 33315

(Address of Principal Executive Office) (Zip Code)

(954) 525-1505

(Registrant’s telephone number, including area code)

Not Applicable

(Former Name or Former Address, If Changed Since Last Report.)

Item 2.     Acquisition or Disposition of Assets.

On August 6, 2004, Sunair Electronics, Inc. (“Sunair”) completed its acquisition of the outstanding stock of Percipia, Inc., an Ohio Corporation, and its wholly owned subsidiary, Percipia Networks, Inc. (“Percipia”) pursuant to the Stock Purchase Agreement dated August 6, 2004. Sunair acquired the stock of Percipia from Michael Herman, Kesavan Haridas, President of Percipia, Inc. , and Hemamalini Haridas (the “Selling Shareholders”). Michael Herman is the majority shareholder and Chairman of the Board of Sunair.

The consideration paid by Sunair pursuant to the acquisition consisted of $660,000 cash and 190,000 shares of Sunair Common Stock. Michael Herman received $217,800 in cash and 73,326 (10% of which are subject to a hold-back for indemnity claims) shares of Sunair Common Stock in exchange for his 55,182 shares of Percipia in connection with the acquisition. The terms of the agreement were determined in arm’s length negotiation between Sunair and the Selling Shareholders. The terms of the transaction were approved by the disinterested members of the Board of Directors of Sunair after completion of proper due diligence and review by Sunair’s Audit Committee.

The Audit Committee received a fairness opinion from an investment banking firm stating that the total consideration to be paid by Sunair in the transaction in exchange for Percipia's stock is fair from a financial point of view to Sunair's shareholders and option holders.

Also in connection with the acquisition, Sunair agreed to liquidate approximately $1,600,000 of Percipia’s debt, representing substantially all of Percipia’s long term debt. This included satisfaction of Notes held by Michael Herman for approximately $607,000 , including accrued interest.

The consideration paid by Sunair as well as funds used for Percipia’s long term debt liquidation came from cash and cash provided by short term investments of the buyer.

A copy of the Stock Purchase Agreement is filed as Exhibit 2 and the registrant’s press release is filed as exhibit 99.

Item 7.     Financial Statements and Exhibits.

(a)

Financial Statements of Business Acquired.

The required financial statements will be filed not later than 60 days from the date of this filing.

(b)

Pro Forma Financial Information.

The required financial statements will be filed not later than 60 days from the date of this filing.

(c)

Exhibits.

Exhibit No.	Description

2	Stock Purchase agreement, dated as of August 6, 2004, by and among Sunair Electronics, Inc., Michael Herman and Kesavan Haridas.

99	Press release of Sunair issued August 9, 2004, relating to the closing of the acquisition.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

SUNAIR ELECTRONICS, INC.

Date: August 20, 2004	By:	/s/ SYNNOTT B. DURHAM
Synnott B. Durham Chief Financial Officer

INDEX TO EXHIBITS

Exhibit No.	Description

2	Stock Purchase agreement, dated as of August 6, 2004, by and among Sunair Electronics, Inc., Michael Herman and Kesavan Haridas.

99	Press release of Sunair issued August 9, 2004, relating to the closing of the acquisition.